Company Contact:	Media Contact:	Investor Relations:
TeleCommunication Systems, Inc. Meredith Allen 410-295-1865 MAllen@telecomsys.com	Welz & Weisel Communications Evan Weisel 703-218-3555 evan@w2comm.com	Liolios Group, Inc. Scott Liolios 949-574-3860 info@liolios.com

TeleCommunication Systems Expands Board of Directors

International Technology Business Leader Joins Board

ANNAPOLIS, MD – August 10, 2010 – TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, today announced that A. Reza Jafari was elected by the Board to fill a vacancy on the company’s Board of Directors, effective Friday, August 6, 2010.

Mr. Jafari is the Chairman and CEO of e-Development International, an Annapolis, Maryland based executive advisory group that promotes, facilitates and participates in Information and Communication Technology initiatives for Social Entrepreneurships and Public Private Partnerships worldwide. Currently, he is the Chairman of the Board of Directors of ITU TELECOM (International Telecommunication Union, a UN Agency); a board member of GSMA Ltd., a wholly owned subsidiary of GSM Association; an advisory board member of Digital Health Initiative, the Chairman of the Board of the India, China and America Institute (ICAI) and a member of the Governor’s Council for International Business, Maryland.

Mr. Jafari has more than thirty-five years experience in the IT services, telecommunications, media and entertainment, and education industries. His expertise includes mobile health, mobile value-added services, satellite communications, cyber security, IT services and IP communications. Previously, Mr. Jafari held various senior executive positions at Electronic Data Systems Corporation, NeuStar Corporation and was Founder, President and CEO of the Satellite Conference Network and the Bankers-TV Network. He holds an MBA and ABD (PhD) in Instructional Systems Technology from Indiana University.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS’ cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

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